Exhibit 99.1

Jeff Hansen

Investor Relations

Marriott Vacations Worldwide

407.206.6149

jeff.hansen@mvwc.com

Ed Kinney / Jacqueline V. Ader-Grob

Corporate Communications

Marriott Vacations Worldwide

407.206.6278 / 407.513.6950

ed.kinney@mvwc.com

jacqueline.ader-grob@mvwc.com

Marriott Vacations Worldwide Corporation Announces Increase of over 15 Percent to

Quarterly Cash Dividend; Board also Approves Adoption of Calendar Fiscal Year

Beginning in 2017

ORLANDO, Fla. – December 9, 2016 – Marriott Vacations Worldwide Corporation (NYSE: VAC) today announced its board of directors authorized a quarterly cash dividend of $0.35 per share of common stock, an increase of 16.7 percent over the previous quarterly dividend of $0.30 per share. The dividend is payable on January 4, 2017 to shareholders of record as of December 22, 2016.

“The over 15 percent increase in our dividend reflects our continued commitment to return capital to shareholders through a balanced approach of quarterly dividends and opportunistically buying back shares,” said Stephen P. Weisz, president and chief executive officer.

The Board also approved a resolution changing the company’s fiscal year to a calendar year-end beginning with 2017. The company believes these changes will allow the simplification of transaction and reporting processes to support future growth. The company will not restate historical results as a part of this change. The company’s fiscal year 2017 will begin on December 31, 2016 and will end on December 31, 2017.

About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is a leading global pure-play vacation ownership company, offering a diverse portfolio of quality products, programs and management expertise with over 60 resorts. Its brands include Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. For more information, please visit www.marriottvacationsworldwide.com.

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